JPMORGAN CHASE AGREES TO SETTLE
ENRON CLASS ACTION LITIGATION

NEW YORK, June 14, 2005 JPMorgan Chase & Co. (NYSE: JPM) announced today that it has reached an agreement in principle to settle the Enron class action litigation entitled Newby v. Enron Corp., brought on behalf of Enron security holders. The lawsuit is currently pending in the United States District Court for the Southern District of Texas, Houston Division.

Under the terms of the settlement, JPMorgan Chase will make a payment of $2.2 billion to the settlement class. Plaintiffs' attorneys' fees will be paid out of the settlement. The settlement does not include any admission of wrongdoing by JPMorgan Chase. The company stated that it agreed to the settlement solely to eliminate the uncertainties, burden and expense of further protracted litigation. The class action settlement must be approved by the Board of Regents of the University of California (the lead plaintiff in the case) and the Board of Directors of JPMorgan Chase. It is also subject to the approval of the United States District Court for the Southern District of Texas.

JPMorgan Chase also announced that it expects to take a charge to earnings of approximately $2 billion (pre-tax) or approximately $1.25 billion (after-tax) this quarter to cover this settlement and to increase its litigation reserves for its other remaining legal matters. After taking this charge into account, the firm will remain well-capitalized, with a Tier 1 capital ratio within the firm's targeted ratios of 8.0% - 8.5%.

"We are working hard to put the uncertainty of litigation risk behind us," said William B. Harrison, Jr., Chairman and CEO. "In this regard, the firm appreciates the efforts of the Regents of the University of California and its advisors. By settling this case and increasing reserves for our remaining legal issues, the firm can better focus its energies on building our great company and serving our clients and shareholders."

Of the approximately $2 billion addition to the litigation reserves, approximately one half is associated with the potential costs of Enron-related matters, including the cost of settling this class action. The balance represents management's current best estimate, after consultation with counsel, of the anticipated additional costs under a prudent view of the current legal environment associated with the remaining legal actions, proceedings and regulatory inquiries pending against the firm. The firm believes that its litigation reserves, after today's reserving action, are adequate to meet its remaining litigation exposures, although the reserve may be subject to revision in the future.

JPMorgan Chase is a leading global financial services firm with assets of $1.2 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase has its corporate headquarters in New York and its U.S. consumer and commercial banking headquarters in Chicago. Under the JPMorgan, Chase and Bank One brands, the firm serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients. Information about the firm is available at www.jpmorganchase.com.

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